EXHIBIT 99.1

                       [LOGO OF MICHAEL BAKER CORPORATION]

PITTSBURGH, June 1 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) (the "Company") announced today that it has revised its estimate of the financial impact reported in its January 31, 2006, announcement that it will be restating certain previously issued consolidated financial statements. The Company has identified additional tax accounting and compliance errors which will have an adverse effect on previously reported earnings. These additional errors were identified as a result of steps taken by the Company's management to address material control weaknesses and ensure that there were no additional tax or other accounting issues that could impact prior years' consolidated financial statements.

These additional tax accounting and compliance errors involve the underaccrual and underpayment of international and state income, payroll and other indirect taxes, and related penalties and interest, within the Company's Energy segment. After giving effect to the additional corrections that will now be necessary, the aggregate effect of all corrections (i.e., those previously reported in the Form 8-K dated January 31, 2006, and the new items described herein), including the related tax effects, is currently expected to result in net income reductions in the range of $2.0 million to $4.0 million in each of the 2001, 2002, 2003 and 2004 fiscal years, and a total net income reduction in the range of $10.0 million to $10.5 million for this four-year period; a net income reduction in the range of $1.0 million to $1.5 million for the first quarter of 2005; and a cumulative reduction in the range of $14.0 million to $15.0 million in the Company's retained earnings as of March 31, 2005.

Management currently believes that certain of the recently identified additional tax exposures may ultimately either be recoverable from clients or may not be determined to reflect liabilities of the Company. Based on information currently available, these exposures have been determined to reflect probable liabilities of the Company. However, depending on the outcome of future negotiations and discussions with clients and tax authorities, subsequent conclusions may be reached which indicate that portions of these additional tax exposures may not ultimately require payment and therefore could be reversed in future periods. This could result in favorable effects on the Company's income statements in future periods.

Management has also identified certain vehicle and equipment leases that were previously reported as operating leases but should have been treated as capital leases. This correction is expected to result in the recording of an additional fixed asset amount in the range of $1.0 million to $1.5 million and a related liability for capital lease obligations in a nearly offsetting amount for the periods included in the restatement. The impact to the Company's statements of income and cash flows is not expected to be material for any year during the restatement period.

Since the deadline for the Company's 2005 Form 10-K has now passed, the Company intends to include all necessary effects of the restatement of these consolidated financial statements in an amended Form 10-Q filing for the quarter ended March 31, 2005; its Form 10-Q filings for the quarters ended June 30, 2005, and September 30, 2005; and its Form 10-K filing for the year ended December 31, 2005. As a result, the Company will not include restated consolidated financial information for fiscal year 2000 in the five-year summary of Selected Financial Data in its 2005 Form 10-K. Accordingly, the income statement effects of the restatement for fiscal year 2000 will be included in the Company's opening retained earnings balance as of January 1, 2001.

The Company's Forms 10-Q for the quarters ended June 30, 2005, and September 30, 2005, its Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended March 31, 2006, have not been timely filed. These will be filed with the Securities and Exchange Commission as soon as practicable. As previously disclosed, the Company's historical consolidated financial statements for the five years ended December 31, 2004, and the quarter ended March 31, 2005, should not be relied upon.

Management currently believes that all issues which will require restatement of the Company's consolidated financial statements for each of the five years in the period ended December 31, 2004, and the first quarter of 2005, have been identified. However, the estimated restatement amounts disclosed above remain preliminary, unaudited, and subject to adjustment, possibly by amounts that could be material individually or in the aggregate. In addition, it is possible that the Company may identify additional new issues which could also impact its previously issued consolidated financial statements and the scope of the restatement described in this news release. In the event that new issues requiring restatement arise, it is possible that such additional adjustments could be material individually or in the aggregate.

Statements contained in this news release that disclose the Company's or management's intentions, expectations or predictions of the future, including expected restatement adjustments to previously issued consolidated financial statements, are forward-looking statements. The actual amounts and effects of the Company's restatement adjustments could differ materially from those projected in such forward-looking statements.

Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines and telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

SOURCE  Michael Baker Corporation
    -0-                             06/01/2006
    /CONTACT:  David Higie of Michael Baker Corporation, +1-412-269-6449/
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    /Web site:  http://www.mbakercorp.com/
    (BKR)